UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported): May 21, 2020

Centrus Energy Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6901 Rockledge Drive, Suite 800
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.10 per share	LEU	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01 Regulation FD Disclosure.

On May 21, 2020, certain subsidiaries of Centrus Energy Corp. (the “Company”), United States Enrichment Corp. and American Centrifuge Enrichment, LLC (collectively, the “Company Subsidiaries”), entered into a Stipulation with Mark A. Roberts of Alvarez & Marsal Holdings, LLC, in his capacity as plan administrator (the “Plan Administrator”) on behalf of Energy Harbor Nuclear Generation LLC (formerly known as FirstEnergy Nuclear Generation, LLC) (“NG”) and Energy Harbor Nuclear Corp. (formerly known as FirstEnergy Nuclear Operating Company) (“FENOC”).

As previously described in the Company’s Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 27, 2020, on October 11, 2018, the Company Subsidiaries filed proofs of claim in the U.S. Bankruptcy Court for the Northern District of Ohio (the “Bankruptcy Court”) against each of NG, FENOC, and certain of their affiliates (collectively, the “FirstEnergy Contract Parties”). The claims relate to damages arising from the rejection and breach of a long-term contract between the Company Subsidiaries and certain FirstEnergy Contract Parties that was approved by the Bankruptcy Court and made effective as of July 26, 2018. The proofs of claim filed by the Company Subsidiaries included claims against certain FirstEnergy Contract Parties based on their liability as parties to a contract with the Company Subsidiaries that was rejected and breached by such FirstEnergy Contract Parties.

Pursuant to the terms of the Stipulation, the FirstEnergy Contract Parties stipulate and agree, in relevant part, that, as of the first date upon which certain conditions precedent have occurred, including approval by the Bankruptcy Court of the Stipulation (the “Stipulation Date”), (i) the claims of the Company Subsidiaries will be allowed for all purposes as an allowed unsecured claim in the amount of $70 million against NG and FENOC and (ii) FENOC, NG and the Company Subsidiaries will enter into a contract effective as of the Stipulation Date whereby FENOC and NG will agree to purchase enrichment from the Company Subsidiaries. The FirstEnergy Contract Parties have previously filed disclosures estimating the recovery on unsecured claims against NG at 30.7% and against FENOC at 16.4%, which we currently anticipate would result in a recovery of unsecured claims in favor of the Company of approximately $32.9 million. The Company is not able to independently verify those recovery estimates. Finally, pursuant to the Stipulation the Company will dismiss its appeal concerning the disallowance by the Bankruptcy Court of its claims under guaranties issued by certain other FirstEnergy related parties.

The enforceability of the Stipulation, including any claims attributable to the Company Subsidiaries thereunder, is wholly contingent on approval of the Stipulation by the Bankruptcy Court, and there can be no certainty regarding whether and when such approval may or may not occur or the amount the Company Subsidiaries may ultimately collect on the claims attributable to them thereunder. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Stipulation, a copy of which is attached as Exhibit 99.1 hereto and incorporated herein by reference.

The Stipulation, furnished as Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits.

Exhibit	Description

99.1	Stipulation Among the Plan Administrator, Energy Harbor Nuclear Generation LLC, Energy Harbor Nuclear Corp., and USEC dated May 21, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centrus Energy Corp.

Date:	May 26, 2020	By:	/s/ Philip O. Strawbridge
Philip O. Strawbridge
Senior Vice President, Chief Financial Officer,
Chief Administrative Officer and Treasurer